EXHIBIT 99.1

News Release          News Release          News Release           News Release

[LOGO] American Express

                                                Contact:  Molly Faust
                                                          212-640-0624
                                                          molly.faust@aexp.com

FOR IMMEDIATE RELEASE

                AMERICAN EXPRESS COMPANY ELECTS URSULA M. BURNS
                             TO BOARD OF DIRECTORS

         New York - January 26, 2004 - American Express Company today announced the election of Ursula M. Burns, senior corporate vice president and president of Business Group Operations, Xerox Corporation, to the Board of Directors of American Express Company.

         Kenneth I. Chenault, chairman and chief executive officer, American Express, said: "I am delighted that Ursula will be joining our Board of Directors. She has had an outstanding record of achievement at Xerox. Her judgment and management experience will be a great asset to our Board."

         Ms. Burns began her career in 1980 at Xerox where she first held a variety of engineering positions. From 1992 to 2000, Ms. Burns served as the vice president and general manager of a series of Xerox businesses, including the Office Color and Facsimile Business, Office Network Copying Business, Work Group Copier Business, and Xerox's Departmental Business Unit. In May 2000, Ms. Burns was appointed senior vice president of Corporate Strategic Services, and in October 2001 she became president of the Document Systems and Solutions Group. She assumed her current position in January 2003.

         Ms. Burns serves on the executive boards of Boston Scientific Corporation and PQ Corporation. She also serves on the Board of Directors for FIRST, National Association of Manufacturers, University of Rochester and The Rochester Business Alliance.

         Ms. Burns, 45, received a Bachelor of Science degree from Polytechnic Institute of New York in 1980, and a Master of Science degree in mechanical engineering from Columbia University in 1981.

         American Express Company (www.americanexpress.com) is a diversified worldwide travel, financial and network services company founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, business services, insurance and international banking.

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